EXHIBIT 10.18


November 8, 1996



Mr. Ronald Elwell
Vice President, Product Development & Marketing
Dictaphone Corporation
3191 Broadbridge Avenue
Stratford, CT  06497

Dear Ron:

     This letter will set forth our agreement concerning your continued employment with Dictaphone.

     As I have expressed to you in person, I feel confident that we have the management team to move forward and drive this business. Recognizing the concerns as expressed by some of the management team relative to issues of transition should this relationship not develop as I anticipate, this is to confirm that Stonnington has agreed with my recommendation that, in lieu of the normal severance policy, an "Executive Severance Arrangement" including a severance pay period of up to two years salary will be offered to you in the event that your employment is terminated by Dictaphone for any reason other than cause. This severance will also be offered to you should your job be eliminated or a substantial reduction in your responsibilities and compensation occur. In your case, a restructuring of your responsibilities to eliminate the engineering function from your direct management will not invoke this agreement.

     A termination for cause will be defined as your termination resulting from a severe breach of business ethics, a violation of stated company policy which would otherwise result in your immediate termination, your continued failure or refusal to perform any of the material duties or responsibilities (other than failure due to a disability as defined in Dictaphone's disability policies) reasonably required by Dictaphone hereunder, substantial underperformance as defined below or any act by you which could cause personal harm or embarrassment to the reputation of the organization were it to become public.

     Substantial underperformance will be defined as substantial underperformance by you of your duties and responsibilities, except to the extent that such substantial underperformance relates to duties and responsibilities which had not been part of your job assignment prior to this agreement and which substantial underperformance is not corrected by you within 45 days of your receipt of written notice from Dictaphone.

     Under the terms of this "Executive Severance Arrangement" you will be offered your salary at the time of separation for a period of up to two years, payable on regular pay days. The first year of severance pay will be payable to you in full, regardless of your employment status with any other company. At the conclusion of the first twelve months, if you have not secured employment elsewhere, the company will extend your severance pay on a month by month basis for a maximum of twelve additional months. This extension, at the company's discretion, will be dependent upon your reasonable efforts to secure employment as judged by your documented job search activities. In addition, you will be eligible for outplacement services at a nationally recognized outplacement firm of the company's choosing for the severance period. Medical, dental and life insurance will be extended to you at the rate that you would have paid as an active employee under the terms and conditions of those plans for up to twelve months or until you have secured employment elsewhere. You will be eligible for COBRA continuation of applicable benefits for an additional six months for a total coverage period of eighteen months.

     In any event, the "Executive Severance Arrangement" will require you to sign, as a condition of receiving severance hereunder, a severance agreement including a release of the company from all liability for any acts or violations relative to any administrative procedures and/or federal, state or local law(s) covering the employment relationship. The release will also include a non-compete, non-solicitation of employees, non-disclosure of confidential information and an agreement to cooperate with the company on any legal and otherwise reasonable business issue requiring your involvement for resolution.

     In the case of your termination of employment due to substantial underperformance, in lieu of this "Executive Severance Arrangement", you will be entitled to receive your salary for up to one year (six months initial period and six months at the company's discretion) under the same terms and conditions as stated above.

Sincerely,


/S/ JOHN H. DUERDEN
John H. Duerden



/S/ RONALD ELWELL
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Ronald Elwell                           Date



Enclosure